BRITISH COLUMBIA

Number: BC1107842

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CHORTLE CAPITAL CORP. changed its name to HASHCHAIN TECHNOLOGY INC. on September 18, 2017 at 02:32 PM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On September 18, 2017

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada